Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700	F: 617.621.0430
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports

Financial Results for the First Quarter of 2011

CAMBRIDGE, MA — May 5, 2011 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company specializing in the characterization and engineering of complex drugs, today reported its financial results for the quarter ended March 31, 2011.

For the first quarter of 2011, the Company reported a net income of $57.0 million, or $1.13 per diluted share, compared to a net loss of $16.1 million, or $0.37 per share, for the same period in 2010.  At March 31, 2011, the Company had cash, cash equivalents, and marketable securities of $182.0 million, compared to $152.8 million at December 31, 2010.

“Sales of generic Lovenox® continue to drive our profitability, and the first quarter earnings reflect enoxaparin profit-share revenues of nearly $76 million,” stated Craig A. Wheeler, President and Chief Executive Officer. “We plan to use these financial resources wisely to advance our pipeline and follow-on biologics business.”

First Quarter 2011 Financial Results

Revenue for the first quarter of 2011 was $78.2 million, compared to $3.7 million for the same period in 2010.  The increase in revenue was due to profit-share on Sandoz’ sales of enoxaparin sodium injection which received FDA marketing approval in July of 2010.  At March 31, 2011, the receivable for the first quarter enoxaparin profit share was $78.5 million.

Research and development expenses for the first quarter of 2011 were $12.9 million, compared to $12.3 million for the same period in 2010. The increase in research and development expenses principally resulted from increases in process development, manufacturing and third-party research costs in support of its development programs, principally the Company’s M356 program.

General and administrative expenses for the first quarter of 2011 totaled $8.3 million, compared with $7.5 million for the same period in 2010.  The increase in general and administrative expenses was primarily due to royalties payable to Massachusetts Institute of Technology associated with the Company’s product revenue on Sandoz’ sales of enoxaparin sodium injection and an increase in legal and consulting activities. These increases were offset by a lower stock compensation expense.

Conference Call Information

Management will host a conference call on Thursday, May 5, 2011 at 10:00 am EDT to discuss these results and provide an update on the Company.  To access the call, please dial (877) 224-9084 (domestic) or (720) 545-0022 (international) prior to the scheduled conference call time and provide the access code 59006821. A replay of the call will be available approximately two hours after the conclusion of the call and will be accessible through May 19, 2011.  To access the replay, please dial (800) 642-1687(domestic) or (706) 645-9291 (international) and provide the access code 59006821.

A live audio webcast of the call will be available on the “Investors” section of the Company’s website, www.momentapharma.com.  Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through May 19, 2011.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex mixture drugs and is headquartered in Cambridge, MA. Momenta is applying its technology to the development of generic versions of complex drug products, as well as to the discovery and development of novel drugs.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, the Company’s revenue, expenses and other results of operations, including the quarter ended March 31, 2011, our profitability, and our other product development plans and expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “hope,” “target,” “project,” “goals,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  Momenta is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.

Unaudited, Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2011	December 31, 2010
Assets
Cash and marketable securities	$182,022	$152,759
Accounts receivable	82,354	54,485
Restricted cash	1,778	1,778
Other assets	16,880	18,547
Total assets	$283,034	$227,569
Liabilities and Stockholders’ Equity
Current liabilities	$14,156	$17,652
Other liabilities	3,278	3,814
Stockholders’ equity	265,600	206,103
Total liabilities and stockholders’ equity	$283,034	$227,569

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
Collaboration revenues:
Product revenue	$75,761	$—
Research and development revenue	2,411	3,690
Total collaboration revenue	78,172	3,690
Operating expenses:
Research and development*	12,943	12,255
General and administrative*	8,310	7,475
Total operating expenses	21,253	19,730

Operating income (loss)	56,919	(16,040)

Other income (expense):
Interest income	128	60
Interest expense	(41)	(104)
Total other income (expense)	87	(44)

Net income (loss)	$57,006	$(16,084)

Net income (loss) per share:
Basic	$1.15	$(0.37)
Diluted	$1.13	$(0.37)

Weighted average shares outstanding:
Basic	49,532	43,752
Diluted	50,334	43,752

*Includes the following share-based compensation expense:
Research and development	$837	$1,539
General and administrative	$929	$2,529

CONTACT:

Momenta Pharmaceuticals, Inc.

Beverly Holley, Director of Investor Relations

bholley@momentapharma.com

(617) 395-5189

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